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EXHIBIT 10.37

HERBST GAMING, INC.

EXECUTIVE OFFICER AND
CASH BONUS PLAN

1.
PURPOSE.

    This Executive Officer and Cash Bonus Plan (the "Plan") is intended to advance the interests of Herbst Gaming, Inc. (the "Company"), its stockholders and its subsidiaries by establishing (i) compensation payable to Timothy P. Herbst, Executive Vice President and Troy D. Herbst, Executive Vice President, Secretary and Treasurer; and (ii) specific performance-based goals for the award of cash bonuses to the Company's executive officers who are also stockholders of the Company, upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business.

2.
ADMINISTRATION OF THE PLAN.

    The Plan shall be administered by the Board of Directors of the Company (the "Board") or by a committee consisting of not less than two "outside" directors as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Committee"); provided, however, that if all members of the Board are not "outside" directors within the meaning of such definition, the Board shall appoint such a Committee. The Board may from time to time remove members from the Committee, fill all vacancies in the Committee, however caused, and may select one of the members of the Committee as its chairman.

    The Committee shall hold its meetings at such times and places as it may determine, shall keep minutes of its meetings and, except as provided in Paragraph 6, shall adopt, amend and revoke such rules or procedures as it may deem proper; provided, however, that it may take action only upon the agreement of a majority of the whole Committee. Any action that the Committee shall take through a written instrument signed by a majority of its members shall be as effective as though it had been taken at a meeting duly called and held. The Committee shall report all actions taken by it to the Board.

    The Committee shall have full and final authority in its discretion, subject to the provisions of the Plan, to under certain circumstances, determined compensation payable to Timothy and Troy Herbst, grant cash bonuses pursuant to the Plan, construe and interpret the Plan and to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations shall be conclusively binding for all purposes and upon all persons.

3.
COMPENSATION AND BENEFITS FOR EXECUTIVE OFFICERS.

    The compensation payable to each of Timothy P. Herbst and Troy D. Herbst on an annual basis in 2001 is $150,000. The amount of compensation payable to Timothy Herbst and Troy Herbst shall be increased each January 1, commencing with the calendar year 2002, by 5% over the prior year's compensation.

    In the event that one or both of Timothy or Troy Herbst become full-time employees of the Company, the compensation payable to Timothy or Troy Herbst shall be set by the Committee. In no event shall the Committee adjust the compensation payable to Timothy or Troy Herbst, respectively, to an amount in excess of the compensation payable to Edward J. Herbst pursuant to the Employment Agreement among the Company, E-T-T, Inc. and Edward J. Herbst dated August 1, 2001.

    Timothy and Troy Herbst and their dependents shall be entitled to participate in, at the Company's expense, whatever employee benefit plans the Company endorses to obtain, if the Company elects to obtain, such as, but not in limitation, medical, surgical, hospitalization, disability, dental and visual insurance coverage, and retirement or 401(k) plans. Also, Timothy and Troy Herbst shall be entitled to all other perquisites and benefits provided to other senior level executives of the Company.

4.
MAXIMUM AMOUNT OF BONUSES.

    The maximum aggregate amount of cash bonuses to be awarded for the year ended December 31, 2001 under the Plan shall be $150,000. The maximum aggregate amount of cash bonus to be awarded for the year ending December 31, 2002 under the Plan shall be $450,000. The maximum aggregate amount of cash bonuses shall be increased each January 1, commencing with the calendar year 2003, by 5% over the prior year's maximum aggregate amount.

    No bonus shall be awarded to the Participants (defined in paragraph 5 below) for the calendars year ending 2001 and 2002 unless the Company achieves EBITDA of $36.5 million and $40.0 million, respectfully. Thereafter, in order for the Participants to receive a bonus the Company's financial performance must exceed financial targets established for such year by the Committee.

    EBITDA means income from operations plus depreciation and amortization, interest income, gain on sales of assets and pre-opening expenses.

5.
PROCEDURE FOR AWARD OF BONUSES.

    No bonus awarded pursuant to the Plan may be paid prior to December 15 of the calendar year for which such bonus is awarded. Any bonus awarded pursuant to the Plan shall be reflected in approved minutes of a Committee meeting.

6.
PARTICIPANTS.

    Cash bonuses may be awarded under the Plan only to the Company's executive officers who are also stockholders of the Company.

7.
AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN.

    The Committee may at any time suspend or terminate the Plan or may amend it from time to time in such respects as the Committee may deem advisable so that bonuses awarded under the Plan conform to any changes in the law or in any other respect which the Committee may deem to be in the best interests of the Company; provided, however, that without approval of a majority of the shares voting on the matter in a vote by the stockholders of the Company, no such amendment shall increase the maximum annual bonus payable to any participant, accelerate the time for the payment of any bonus or change the class of eligible participants. Unless the Plan shall previously have been terminated by the Committee or as provided in Paragraph 7, the Plan shall terminate seven years after the Effective Date.

8.
EFFECTIVE DATE OF THE PLAN AND STOCKHOLDER APPROVAL.

    The Effective Date of the Plan shall be August  , 2001, the date of its adoption by the Board, subject however to its approval by the stockholders of the Company representing a majority of the shares voting on the matter at the first stockholders' meeting after the Effective Date.

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EXHIBIT 10.37
HERBST GAMING, INC. EXECUTIVE OFFICER AND CASH BONUS PLAN